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                                                                  Exhibit (b)(1)

                             AMENDMENT TO BYLAWS OF
                             VAN WAGONER FUNDS, INC.

               APPROVED BY THE BOARD OF DIRECTORS ON JUNE 9, 2004

RESOLVED:    that Article VII, Section 7 C. of the By-Laws of Van Wagoner Funds,
             Inc. be amended in its entirety to read as follows:

             C. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall create neither a presumption that the corporate representative met nor a presumption that the corporate representative did not meet the applicable standard of conduct set forth in paragraph A unless such a presumption is specified by the Maryland General Corporation Law, the Investment Company Act of 1940 or in interpretations thereof by courts or the Securities and Exchange Commission.

             Presumptions of the availability of indemnification tend to change from time to time. This change will avoid the necessity of amending the bylaws every time there is a change.